Exhibit 3.1

Final Form

CERTIFICATE OF DESIGNATIONS

OF

SERIES X PREFERRED STOCK

OF

ASPIRATION, INC.

Aspiration, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that in accordance with the provisions of the Certificate of Incorporation of the Corporation (as amended, modified or restated from time to time, in each case in accordance with this Certificate of Designations, the “Certificate”), the Bylaws of the Corporation (as amended, modified or restated from time to time, in each case in accordance with this Certificate of Designations, the “Bylaws”) and Applicable Law, the Board of Directors of the Corporation (the “Board”) on [•], adopted the following resolution, creating a series of Preferred Stock of the Corporation designated as “Series X Preferred Stock”:

RESOLVED, that pursuant to the General Corporation Law of the State of Delaware (“DGCL”), the Certificate and the Bylaws, the Board hereby establishes a series of Preferred Stock, par value $0.0001 per share, of the Corporation and fixes and determines the voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:

Section 1. Designation. Pursuant to the Certificate, there is hereby created out of the authorized and unissued shares of preferred stock of the Corporation, par value $0.0001 per share (“Preferred Stock”), a series of Preferred Stock, whose distinctive serial designation is “Series X Preferred Stock” (“Series X Preferred”). Except as otherwise required by Applicable Law, all shares of Series X Preferred shall be identical in all respects and shall entitle the holders thereof to the same rights, subject to the same qualifications, limitations and restrictions.

Section 2. Authorized Shares. The number of authorized shares of Series X Preferred shall initially be 27,777,777. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, excluding shares of any other series of Preferred Stock authorized at the time of such increase) by the Board or decreased (but not below the number of shares of Series X Preferred then outstanding) by resolution of the Board or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of Applicable Law, irrespective of the provisions of Section 242(b)(2) of the DGCL. Shares of Series X Preferred that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3. Definitions. As used herein:

(a) “Accruing Dividends” has the meaning set forth in the Section 4(a).

(b) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, private investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person; provided that neither Oaktree Capital Management L.P. nor any of its Affiliates will be considered Affiliates of the Corporation for purposes of this definition.

(c) “Applicable Law” means, with respect to any Person, any law, statute, ordinance, common law, rule, regulation, order, quasi-judicial decision or award, ruling, writ or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity that is applicable to such Person, or any administrative decision or award, decree, injunction or judgment of any arbitrator, mediator or Governmental Entity in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

(d) “Applicable Rate” means, with respect to a dividend on Series X Preferred for any given Dividend Period to be paid:

(i) as a cash dividend, at the Base Rate for such Dividend Period; or

(ii) by accruing any dividend not paid in cash, with the accrual of the value of such dividend at: (A) a rate of eight percent (8.0%) of the Liquidation Preference per annum for any Dividend Period ending prior to or on the second anniversary of the Original Issue Date; (B) a rate of eleven percent (11.0%) of the Liquidation Preference per annum for any Dividend Period ending after the second anniversary of the Original Issue Date and prior to or on the third anniversary of the Original Issue Date; and (C) a rate of twelve percent (12.0%) of the Liquidation Preference per annum for any Dividend Period ending after the third anniversary of the Original Issue Date and prior to or on the fourth anniversary of the Original Issue Date.

(e) “Base Rate” means a rate of eight percent (8.0%) of the Liquidation Preference per annum.

(f) “Board” has the meaning set forth in the Preamble.

(g) “Business Day” means any day, other than a Saturday, a Sunday, or any other day on which commercial banks in New York, New York are authorized or required by law to be closed.

(h) “Bylaws” has the meaning set forth in the introductory paragraph.

(i) “Capital Lease” means any lease that is classified as a capital, direct financing, or direct financing arrangement lease for GAAP presentation; provided that no lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016 02, Leases (Topic 842), issued in February 2016 (or any other changes in GAAP subsequent to the date hereof) be considered a Capital Lease for purposes of this Certificate of Designations (and shall not constitute a Capital Lease hereunder).

(j) “Certificate” has the meaning set forth in the introductory paragraph.

(k) “Common Stock” means the common stock of the Corporation.

(l) “Consolidated Adjusted EBITDA” means, with respect to the Corporation and its Subsidiaries on a consolidated basis for any period, Consolidated Net Income plus, without duplication and to the extent such amounts in clauses (i) through (v) reduced Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash expenses or losses (including those resulting from the application of FASB Accounting Standards Codification Topic 606 Revenue from Contracts with Customers, purchase accounting, or goodwill impairments, but excluding non-cash items to the extent they represent an accrual of or reserve for potential cash items in any future period or amortization expense attributable to a prepaid item that was paid in cash in a prior period), minus, to the extent such amounts in clauses (1) through (3) increased Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), and (3) any non-cash income or gain (including those resulting from the application of FASB Accounting Standards Codification Topic 606 Revenue from Contracts with Customers, purchase accounting, or goodwill impairments, but excluding any non-cash item to the extent that it represents the reversal of an accrual or reverse for a potential item that was paid in cash in a prior period) all calculated for the Corporation and its Subsidiaries in accordance with GAAP on a consolidated basis.

(m) “Consolidated Interest Expense” means, for any period, the interest expense (including without limitation interest expense under Capital Leases that is treated as interest in accordance with GAAP) of the Corporation and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Corporation and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

(n) “Consolidated Net Income” means, for any period, the net income (or loss) of the Corporation and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Corporation or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Corporation or any wholly-owned Subsidiary of the Corporation.

(o) “Consolidated Total Debt” means, as to the Corporation and its Subsidiaries at any date of determination, the aggregate principal amount of all Indebtedness as of such date.

(p) “Corporation” has the meaning set forth in the Preamble.

(q) “de-SPAC Incremental Dividend Rate” has the meaning set forth in Section 4(c).

(r) “Deemed Liquidation Event” means each of the following events, unless the Holder Majority elects otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(i) a merger, reorganization, consolidation or other similar transaction in which (A) the Corporation is a constituent party or (B) a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, reorganization, consolidation or other similar transaction, except any such merger, reorganization, consolidation or other similar transaction involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned Subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of the Corporation of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more Subsidiaries of the Corporation if substantially all of the assets of the Corporation and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except in each case where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Corporation;

provided that no Deemed Liquidation Event shall be deemed to have occurred pursuant to this Certificate of Designations as a result of the consummation of the transactions contemplated by the Merger Agreement or the acquisition of shares of Common Stock by any holder of Series X Preferred or its Affiliates upon the exercise of any warrants of the Corporation.

(s) “DGCL” has the meaning set forth in the Recitals.

(t) “Disqualified Equity Interest” means any equity interest which, by its terms (or by the terms of any security or other equity interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for equity interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for equity interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other equity interest that would constitute Disqualified Equity Interests.

(u) “Dividend Payment Date” means the last day of each of March, June, September and December, respectively, in each year.

(v) “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of shares of Series X Preferred shall commence on (and include) the Original Issue Date.

(w) “ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

(x) “Event of Noncompliance” means:

(i) any failure by the Corporation to pay in full, in cash, all of any portion of any dividends required to be paid in cash, and which failure has not been cured within five (5) Business Days;

(ii) any default in payment to a holder of Series X Preferred when such payment is due as a result of (A) a Liquidation Event, (B) a Series X Mandatory Redemption, (C) a Series X Optional Redemption or (D) the Holder Option;

(iii) following notice from the Holder Majority, any failure by the Corporation or any of its Subsidiaries to materially comply with any of the Corporation’s covenants set forth in (A) Section 4 (to the extent the Corporation has Surplus Cash to pay such dividends in cash after the four year anniversary of the Original Issue Date), Section 5, Section 6, Section 8(a) and Section 8(b) (to the extent such non-compliance with Section 8(b) has not been cured within two (2) months of receipt of such notice in the case of access and inspection rights thereunder or within six (6) months in all other cases), Section 10(b), Section 10(c), Section 11 and Section 12 (which shall each constitute a Major Event); (B) Section 4 (to the extent the Corporation does not have Surplus Cash to pay such dividends in cash after the four year anniversary of the Original Issue Date) and Section 8(c) (which shall each constitute a Medium Event); or (C) any other covenant set forth in this Certificate of Designations (which shall each constitute a Minor Event), in each case, which failure to comply, if subject to remedy, remains unremedied for (x) the cure period set forth in such covenant or (y) otherwise for thirty (30) days from the date of such notice, and which notice must specify such event of noncompliance, demand that it be remedied and state that such notice is a “Notice of Noncompliance”;

(iv) the occurrence of a payment default or the acceleration of maturity, in each case, of the Indebtedness of the Corporation or any Subsidiary where such Indebtedness exceeds fifty million dollars ($50,000,000);

(v) failure by the Corporation or any Subsidiary to pay when due any final, non-appealable judgments against it in excess of twenty five million dollars ($25,000,000), and which failure has not been cured within ten (10) business days;

(vi) any Insolvency Event; or

(vii) failure to deliver Common Stock to a holder of Series X Preferred Stock upon the valid exercise by such holder of Series X Preferred Stock of any warrants of the Corporation.

Notwithstanding anything to the contrary herein, if the Corporation cures an Event of Noncompliance during the applicable cure period expressly set forth in this Certificate of Designations with respect to such Event of Noncompliance, then such Event of Noncompliance shall be deemed cured and no longer continuing and any rights a holder of Series X Preferred may have triggered or had become available during the continuance of such Event of Noncompliance shall be extinguished.

(y) “Financial Advisor” has the meaning set forth in Section 11(b).

(z) “First Optional Call Date” has the meaning set forth in Section 6(a)(ii).

(aa) “Fundamental Event” means any (i) Deemed Liquidation Event or (ii) Insolvency Event; provided that the transactions contemplated by the Merger Agreement shall not constitute a Fundamental Event.

(bb) “GAAP” means generally accepted accounting principles in the United States of America.

(cc) “Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

(dd) “Holder Majority” means the holder(s) of a majority of the then outstanding shares of Series X Preferred.

(ee) “Holder Option” has the meaning set forth in Section 6(c).

(ff) “Indebtedness”, as applied to any Person, means, without duplication, (i) indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit, regardless of whether representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out Indebtedness that is (a) due (or remains unpaid) more than thirty (30) days from the date such earn-out Indebtedness is stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP or (b) evidenced by a note or similar written instrument, but excluding (x) any such obligations incurred under ERISA, and (y) accounts payable incurred in the ordinary course of business that are not overdue by more than one hundred twenty (120) days, unless such payables are being actively contested pursuant to appropriate proceedings; (v) indebtedness secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of the type set forth in clauses (i) through (vi) above for another Person; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, including, without limitation, any take or pay contracts or other agreements; (x) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under sub-clauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) net obligations of such Person under any Swap Contract; provided, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the termination value of such Swap Contract thereof as of such date. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned subsidiary of such Person or between any two or more wholly owned subsidiaries of such Person.

(gg) “Insolvency Event” means, with respect to the Corporation and its Subsidiaries, the occurrence of any of the following: (i) the Corporation or any Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (B) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Corporation or such Subsidiary, as applicable, or for a substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (E) make a general assignment for the benefit of creditors; (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) relief in respect of the Corporation or any of its Subsidiaries or of a substantial part of the property or assets of the Corporation or any such Subsidiary under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Corporation or such Subsidiary or for a substantial part of the property of the Corporation or such Subsidiary or (C) the winding-up or liquidation of the Corporation or such Subsidiary; and in the case of clause (ii) only, such proceeding or petition shall continue undismissed for thirty (30) days; or (iii) an order or decree approving or ordering any of the foregoing shall have been entered.

(hh) “Junior Stock” means any class or series of stock of the Corporation that ranks junior to Series X Preferred in the payment of dividends and in the distribution of assets on liquidation, dissolution or winding up of the Corporation (including the Common Stock and any Preferred Stock (other than the Series X Preferred)).

(ii) “Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

(jj) “Liquidation Event” means (i) effecting any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (ii) an Insolvency Event.

(kk) “Liquidation Preference” means $10.00 per share of the then outstanding shares of Series X Preferred.

(ll) “Liquidity Period” has the meaning set forth in Section 11(a).

(mm) “Liquidity Transaction” has the meaning set forth in Section 11(a).

(nn) “Major Event” means each of clauses (i) (to the extent the Corporation has Surplus Cash to pay such dividends in cash), (ii), (iii)(A), (vi) and (vii) in the definition of “Event of Noncompliance”.

(oo) “Make-Whole Amount” means, with respect to the redemption of any Series X Preferred prior to the First Optional Call Date, an amount equal to, as of the applicable Redemption Date, the sum of (i) the remaining dividends that would accrue on the shares of Series X Preferred being redeemed from the day immediately following such Redemption Date to the First Optional Call Date (including, for the avoidance of doubt, any dividends that would accrue from the Dividend Payment Date immediately prior to the First Optional Call Date through the date immediately prior to the First Optional Call Date), calculated at the Base Rate, as may be increased by the de-SPAC Incremental Rate or the Noncompliance Incremental Rate, if applicable, plus (ii) the Liquidation Preference of such shares of Series X Preferred being redeemed on such Redemption Date, plus (iii) the then current amount of Accruing Dividends accrued as an in-kind payment pursuant to Section 4(a) on such shares of Series X Preferred being redeemed on such Redemption Date, assuming that for purposes of calculation that clauses (i), (ii) and (iii), the shares of Series X Preferred being redeemed were to remain outstanding through the date immediately prior to the First Optional Call Date.

(pp) “Medium Event” means each of clauses (i) (to the extent the Corporation does not have Surplus Cash to pay such dividends in cash), (iii)(B), (iv) and (v) of the definition of “Events of Noncompliance”.

(qq) “Mergers” means the mergers contemplated by and pursuant to the Merger Agreement.

(rr) “Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated December 15, 2021, by and among InterPrivate III Financial Partners Inc., InterPrivate III Merger Sub Inc., InterPrivate III Merger Sub II LLC and the Corporation, as may be amended, modified or supplemented from time to time in accordance with the terms thereof.

(ss) “Minimum Cash Amount” means a minimum Unrestricted Cash balance of fifty million dollars ($50,000,000), with such balance to be calculated as of any particular date as the average Unrestricted Cash balance over the fifteen (15)-day period that concludes on such date; provided that, if the Corporation and its Subsidiaries have less than ten million dollars ($10,000,000) in Consolidated Total Debt as of the applicable date of determination (with such amount to be calculated as of any particular date as the average Consolidated Total Debt over the fifteen (15)-day period that concludes on such date), the Minimum Cash Amount shall be an amount equal to thirty million dollars ($30,000,000).

(tt) “Minor Event” means the failure by the Corporation or any of its Subsidiaries to materially comply with any covenants set forth in set forth in this Certificate not listed as a Major Event or Medium Event.

(uu) “Noncompliance Incremental Dividend Rate” has the meaning set forth in Section 4(b).

(vv) “Original Issue Date” means December 15, 2021.

(ww) “Outside Date” means the date on which the Merger Agreement is terminated in accordance with its terms.

(xx) “Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series X Preferred in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(yy) “Permitted Repurchases” has the meaning set forth in Section 10(c).

(zz) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(aaa) “Preferred Stock” has the meaning set forth in Section 1.

(bbb) “Purchase Agreement” means the Series X Preferred Stock Purchase Agreement, dated as of December 15, 2021, by and among the Corporation, Aspiration Partners, Inc. and OCM Aspiration Holdings, LLC, as may be amended, modified or supplemented from time to time in accordance with the terms thereof.

(ccc) “Redemption Date” has the meaning set forth in Section 6(b).

(ddd) “Redemption Notice” has the meaning set forth in Section 6(d).

(eee) “Securities” means (i) with respect to the Corporation, shares of Common Stock, Preferred Stock or any other class or series of capital stock of the Corporation, (ii) with respect to any Subsidiary of the Corporation, any equity securities, (iii) any warrants, options, rights or other securities exchangeable or exercisable for, or convertible into, any Securities described in clauses (i) or (ii), and (iv) any Indebtedness instrument for borrowed money (including any promissory note), whether issued by the Corporation or any Subsidiary thereof.

(fff) “Series X Mandatory Redemption” has the meaning set forth in Section 6(b).

(ggg) “Series X Optional Redemption” has the meaning set forth in Section 6(a)(i).

(hhh) “Series X Period” has the meaning set forth in Section 8(a).

(iii) “Series X Preferred” has the meaning set forth in Section 1.

(jjj) “Series X Preferred Director” means a member of the Board elected by the Holder Majority in accordance with Section 10(b)(i).

(kkk) “Series X Redemption Price” has the meaning set forth in Section 6(a)(ii).

(lll) “Special Event of Noncompliance” means a failure to comply with any of the covenants contained in clauses (i) through (v) in Section 10(c), Section 11 or Section 12.

(mmm) “Springing Control Rights Period” has the meaning set forth in Section 11(d).

(nnn) “Springing Rights” means, collectively, the rights of the holders of shares of Series X Preferred under Section 11 and Section 12.

(ooo) “Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

(ppp) “Surplus Cash” means, as of any date of determination, Unrestricted Cash of the Corporation in excess of fifty million dollars ($50,000,000) as of the last day of the immediately preceding calendar quarter, with such cash to be calculated as of any particular date as the average such cash over the fifteen (15) day period that concludes on such date.

(qqq) “Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Corporation or its Subsidiaries shall be a Swap Agreement.

(rrr) “Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which quarterly or annual, as applicable, financial statements for the Corporation and its Subsidiaries have been delivered (or are required to have been delivered) or, if earlier, are internally available.

(sss) “Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case of the Corporation and its Subsidiaries on a consolidated basis.

(ttt) “Trust Account” has the meaning given to such term in the Merger Agreement.

(uuu) “Unrestricted Cash” means cash or cash equivalents on hand of the Corporation and its Subsidiaries available to be paid as a dividend under Applicable Law and not subject to any contractual restrictions on payment or other Lien (to the extent such contractual restrictions on payment or other Lien exist as of the Original Issue Date); provided that, notwithstanding the foregoing, cash or cash equivalents that are subject to contractual restrictions on payment or other Lien to the extent solely in favor of the Senior Notes Collateral Agent (as defined in the Purchase Agreement) and/or the holders of the Senior Secured Notes (as defined in the Purchase Agreement) pursuant to the documentation in respect thereof (including, for the avoidance of doubt, the Subordination Agreement (as defined in the Purchase Agreement)) shall constitute Unrestricted Cash hereunder.

Section 4. Dividends.

(a) General Rate. From and after the date of issuance of any shares of Series X Preferred, dividends shall accrue on each such share of Series X Preferred in respect of each Dividend Period (or portion thereof) at a rate equal to the Applicable Rate (collectively, the “Accruing Dividends”). Dividends shall accrue, whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment thereof, on a daily basis from the date of issuance of each such share of Series X Preferred, shall be cumulative, and shall compound on a quarterly basis on each Dividend Payment Date (with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date) to the extent not paid on or before the Dividend Payment Date with respect to such Dividend Period (or portion thereof). Dividends on the shares of Series X Preferred shall be calculated on the basis of the actual days elapsed in a year of 360 days. Dividends shall be paid: (i) until the second anniversary of the Original Issue Date, at the option of the Corporation, (A) in cash at the Applicable Rate out of the funds of the Corporation legally available therefor or (B) without payment in cash by accruing the value of such dividend at the

Applicable Rate; (ii) from and after the second anniversary of the Original Issue Date until the fourth anniversary of the Original Issue Date, at the option of the Corporation, (A) in cash at the Applicable Rate out of the funds of the Corporation legally available therefor or (B) without payment in cash by accruing the value of such dividend at the Applicable Rate; and (iii) from and after the fourth anniversary of the Original Issue Date, in cash at the Applicable Rate out of the funds of the Corporation legally available therefor. For the avoidance of doubt, the Corporation shall be entitled to pay any dividends in cash at its election, and the Corporation shall not be required to pay any dividends in cash to the extent prohibited by Applicable Law. If a Dividend Payment Date is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment.

(b) Default Rate. Notwithstanding anything to the contrary herein, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends:

(i) if any Event of Noncompliance related to a Minor Event occurs and is continuing, the rate at which dividends on shares of Series X Preferred shall accrue from the date of such Event of Noncompliance through the date of cure, if any, shall be increased by an additional three percent (3.0%) per annum; and

(ii) if any Event of Noncompliance related to a Major Event or Medium Event occurs and is continuing, the rate at which dividends on shares of Series X Preferred shall accrue from the date of such Event of Noncompliance through the date of cure, if any, shall be increased by an additional five percent (5.0%) per annum (each of the increases in (i) and (ii), as applicable, a “Noncompliance Incremental Dividend Rate”).

The Noncompliance Incremental Dividend Rate shall remain in effect for the Dividend Period (or portion thereof) from and after the occurrence of such Event of Noncompliance for so long as such Event of Noncompliance is continuing. Any additional dividends as a result of the Noncompliance Incremental Dividend Rate shall be payable in cash or in-kind as determined as set forth in Section 4(a). For the avoidance of doubt, only one (1) Noncompliance Incremental Dividend Rate may be in effect at a time for all existing Events of Noncompliance related to all Major Events, Medium Events or Minor Events, as applicable, with such Noncompliance Incremental Dividend Rate being the greater of three percent (3.0%) or five percent (5.0%) per annum as applicable to such Event of Noncompliance.

(c) Incremental Rate. Notwithstanding anything to the contrary herein, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, in the event the Mergers are consummated but the Corporation has not raised, from and after August 18, 2021, at least two hundred million dollars ($200,000,000) in capital at such consummation of the Mergers from (A) the issuance of Junior Stock or securities convertible into Junior Stock (including through “PIPE” investments but other than as contemplated by the Purchase Agreement) and (B) the amount of the Trust Account at the consummation of the Mergers (after giving effect to any redemptions occurring on or prior to such consummation that reduce the amount of the Trust Account), the rate at which dividends on shares of Series X Preferred shall accrue pursuant to Section 4(a) from and after the date of consummation of the Mergers shall be increased by an additional five percent (5.0%) per annum (a “de-SPAC Incremental Dividend Rate”).

Any de-SPAC Incremental Dividend Rate shall remain in effect for each Dividend Period (or portion thereof) from and after the consummation of the Mergers until the Corporation has raised at least two hundred million dollars ($200,000,000) in capital on the basis set forth above. Any additional dividends as a result of the de-SPAC Incremental Dividend Rate shall be payable in cash or in-kind as determined as set forth in Section 4(a).

(d) Priority of Distributions. So long as any share of Series X Preferred remains outstanding, unless full accrued dividends on all outstanding shares of Series X Preferred have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment (as applicable), no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Parity Stock or Junior Stock; provided, that the foregoing limitation shall not apply to redemptions or other acquisitions of Junior Stock (including the forfeiture of unvested Common Stock granted to officers, directors or employees) in the ordinary course of business in accordance with any equity or incentive-based compensation plan or agreement approved by the Board. Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Board may be declared and paid on any Parity Stock or Junior Stock from time to time out of any funds legally available therefor, and the shares of Series X Preferred shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any Liquidation Event or Deemed Liquidation Event, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, holders of Series X Preferred shall be entitled to receive an amount in respect of each such share of Series X Preferred equal to the then applicable Series X Redemption Price to the extent the assets of the Corporation legally available for distribution to its stockholders are sufficient to make such payment.

(b) Partial Payment. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series X Preferred the full amount to which they shall be entitled under this Section 5, the holders of shares of Series X Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series X Preferred held by such holders upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Residual Distributions. If the Series X Redemption Price has been paid in full to all holders of Series X Preferred and the liquidation preference has been paid in full to all holders of any Parity Stock, then the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences in such Junior Stock.

Section 6. Redemption Rights.

(a) Optional Redemption by Corporation.

(i) The Corporation may, at any time and from time to time, redeem all or any portion of the outstanding shares of Series X Preferred (a “Series X Optional Redemption”) at a price equal to the then applicable Series X Redemption Price. Notwithstanding the foregoing, the Corporation may not effect a Series X Optional Redemption if less than thirty-three percent (33%) of the shares of Series X Preferred would remain outstanding following such Series X Optional Redemption, unless such Series X Optional Redemption would, upon consummation, redeem all outstanding shares of Series X Preferred.

(ii) The Series X Redemption Price shall be payable in cash only and calculated as follows: (A) until the date that is immediately prior to the date that is thirty (30) months following the Original Issue Date (such date that is thirty (30) months following the Original Issue Date, the “First Optional Call Date”), the Make-Whole Amount; (B) from the First Optional Call Date until (but not including) the first (1st) anniversary of the First Optional Call Date, an amount equal to one hundred and six percent (106%) of the sum of (1) the Liquidation Preference plus (2) the then current amount of Accruing Dividends accrued but not paid in cash pursuant to Section 4(a); (C) from and after the first (1st) anniversary of the First Optional Call Date until (but not including) the date that is sixty six (66) months following the First Optional Call Date, an amount equal to one hundred and three percent (103%) of the sum of (1) the Liquidation Preference plus (2) the then current amount of Accruing Dividends accrued but not paid in cash pursuant to Section 4(a); and (D) from and after the date that is sixty six (66) months following the First Optional Call Date, an amount equal to one hundred percent (100%) of the sum of (1) the Liquidation Preference, plus (2) the then current amount of Accruing Dividends accrued but not paid in cash pursuant to Section 4(a), in the case of (A) through (D) plus any accumulated but unpaid dividends up to but excluding the Redemption Date (each of (A) through (D), a “Series X Redemption Price,” as applicable).

(b) Mandatory Redemption by Corporation. The Corporation shall redeem all of the outstanding shares of Series X Preferred upon the occurrence of a Fundamental Event (a “Series X Mandatory Redemption”), for cash at a redemption price equal to the Series X Redemption Price as of the date on which such redemption is to be made (the “Redemption Date”).

(c) Optional Redemption by Series X Preferred Stockholders. Each holder of Series X Preferred shall have the option (the “Holder Option”) to cause the Corporation to redeem all or any portion of their shares of Series X Preferred for cash at a redemption price equal to the Series X Redemption Price as of the Redemption Date (provided that the Corporation shall have up to sixty (60) days to effect the redemption contemplated by this Section 6(c) following such election): (i) at any time after the ninth anniversary of the Original Issue Date; and (ii) upon the election of the Holder Majority upon the occurrence and solely during the continuation of an Event of Noncompliance (following the expiration of any applicable cure period) related to a Major Event.

(d) Redemption Notice. The Corporation shall send written notice (a “Redemption Notice”) of any Series X Optional Redemption or Series X Mandatory Redemption contemplated by this Section 6 to each holder of record of shares of Series X Preferred Stock to be redeemed, not more than sixty (60) days nor less than ten (10) days prior to the Redemption Date. Such notice shall set forth in reasonable detail (i) the Redemption Date, (ii) the number of shares of Series X Preferred held by the holder that the Corporation shall redeem on such Redemption Date and (iii) a calculation specifying the amount owed to such holder by the Corporation in respect the shares of the Series X Preferred Stock to be redeemed.

(e) Rights Subsequent to Redemption. If a Redemption Notice shall have been duly given and if, on or before the Redemption Date specified in the Redemption Notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust or escrow for the benefit of the holders of shares of Series X Preferred Stock called for redemption, so as to be available therefor in a timely manner (subject to applicable escheat laws), or deposited by the Corporation with a bank or trust company in trust or escrow for the benefit of the holders of the shares of Series X Preferred Stock so called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, all shares of Series X Preferred Stock so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate without further liability to, or obligation of, the Corporation, except only the right of the holders thereof to receive the applicable Series X Redemption Price, without interest.

(f) Redemption Offset. Notwithstanding anything to the contrary contained herein, any amount of cash payable to a holder of Series X Preferred pursuant to this Certificate upon a redemption of such holder’s shares of Series X Preferred shall be reduced by the dollar amount of any Series X Damages (as defined in the Purchase Agreement) actually indemnified for on behalf of such holder or its Affiliates pursuant to the indemnification provisions of the Purchase Agreement.

Section 7. Medium and Minor Events; Notice of Events.

(a) Medium Events. Any Medium Event hereunder shall have the same consequences as a Major Event hereunder, except that (i) a Medium Event shall permit a six (6)-month cure period following notice delivered from the Holder Majority to the Corporation of such Medium Event, which notice must specify such event of noncompliance, demand that it be remedied and state that such notice is a “Notice of Noncompliance”, before the Springing Rights hereunder are permitted to be invoked; (ii) the Springing Rights (once invoked) shall be limited to remedies that are reasonably proportionate to and to the extent of the cure of such Medium Event; and (iii) the Holder Option shall not be available to holders of shares of Series X Preferred following the occurrence of such Medium Event; provided, further that notwithstanding the foregoing or anything to the contrary herein, any Medium Event that occurs or is occurring from and after the 84-month anniversary of the Original Issue Date shall be deemed to be a Major Event for all purposes hereunder.

(b) Minor Events. Neither the Holder Option nor the Springing Rights shall be available to holders of shares of Series X Preferred in the event of a Minor Event.

(c) Notice of Events. The Corporation shall provide to holders of Series X Preferred with notice of any Major Event, Medium Event or Minor Event as promptly as practicable following the Corporation becoming aware of such Major Event, Medium Event or Minor Event, as applicable; provided, that if such notice is not so provided to the Investors, any cure period hereunder requiring notice from the Investors to the Corporation with respect to such an event shall commence from the time that such notice should have been provided to the Investors pursuant to this Section 7(c).

Section 8. Covenants.

(a) Maintenance of Existence. From and after the Original Issue Date until the date on which no share of Series X Preferred remain outstanding (the “Series X Period”), the Corporation shall, and shall cause each Subsidiary to, preserve and maintain its corporate, limited partnership or limited liability company existence and good standing in the jurisdiction of its incorporation or formation.

(b) Information; Access. During the Series X Period, the Corporation shall, and shall cause its Subsidiaries to, deliver to holders of at least 25% of the outstanding shares of Series X Preferred each of the financial statements and reports and all notices and other information, and provide to such holders and its designees substantially similar access and inspection rights as may be required to be provided to (i) any other holders of capital stock of the Corporation or (ii) any agents, trustees, lenders and/or holders under or notes, credit facilities or other instruments of Indebtedness entered into by the Corporation and any of its Subsidiaries, in each case in a substantially similar manner and at substantially similar times as the Corporation or any of its Subsidiaries is required to deliver such materials and information and provide such access and inspection rights in accordance with the terms of such capital stock or notes, credit facilities or other instruments of Indebtedness.

(c) Minimum Cash Balance. During the Series X Period, the Corporation, together with its Subsidiaries, shall collectively maintain the Minimum Cash Amount.

(d) Tax Treatment. The parties intend that (i) any accrued but unpaid dividends on the Series X Preferred accruing but not paid in cash pursuant to Section 4(a) shall not be treated as constructive dividends under Section 305(c) of the Internal Revenue Code, as amended, and (ii) any accrued but unpaid (and undeclared) dividends that are included in the determination of the Series X Redemption Price that is paid upon redemption of the Series X Preferred be treated as an amount that is paid in redemption of the Series X Preferred under Section 302 of the Internal Revenue Code, as amended. The parties agree to take no positions or actions inconsistent with such treatment on their income tax returns (including on any IRS Form 1099), unless otherwise required by (i) a change in applicable law or (ii) the IRS or other relevant tax authority following an audit or other examination in which the tax treatment described in this paragraph was defended by the taxpayer in good faith.

Section 9. Notice of Certain Events. In the event the Corporation intends to undertake or consummate, as the case may be, (a) a record of the holders of its Common Stock for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, (b) any capital reorganization of the Corporation or any reclassification of the Common Stock, (c) any Fundamental Event, or (d) the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall deliver or cause to be delivered to the holders of Series X Preferred a written notice specifying, as applicable, (i) the record date for any such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the effective date on which such reorganization, reclassification, Fundamental Event, dissolution, liquidation or winding up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, Fundamental Event, dissolution, liquidation or winding up, and the amount per share and character of such exchange applicable to the Series X Preferred and the Common Stock. Such notice shall be sent at least forty five (45) days prior to the record date or effective date for the event specified in such notice.

Section 10. Series X Preferred Stockholder Rights.

(a) General. The holders of Series X Preferred shall have no voting rights except as set forth below or as otherwise from to time required by Delaware law from time to time.

(b) Right to Elect Directors.

(i) The Holder Majority shall be entitled to elect one (1) Series X Preferred Director: (A) after the ninth (9th) anniversary of the Original Issue Date; or (B) upon the occurrence and solely during the continuance of an Event of Noncompliance (following the expiration of any applicable cure period) related to a Major Event or Medium Event; provided that, in the event that clause (B) above is an Event of Noncompliance related to a Major Event, the Holder Majority shall be entitled to elect one (1) additional Series X Preferred Director (for a maximum of two (2) Series X Preferred Directors pursuant to this Section 10(b)(i)).

(ii) [Reserved]

(iii) The rights of the Holder Majority set forth in this Section 10(b) may be exercised from time to time at any regular or special meeting of stockholders of the Corporation or by written consent in accordance with the Certificate and the Bylaws; provided that (A) the absence of a quorum of the holders of Common Stock shall not affect the exercise by the Holder Majority of such rights and (B) the affirmative vote of the holders of shares of Series X Preferred representing the Holder Majority present at any annual or special meeting, in person or by proxy, or any written consent signed by the Holder Majority shall be sufficient to exercise any right of the Holder Majority. At any meeting at which the Holder Majority shall exercise such voting right initially during an existing default period, the Holder Majority shall have the right to elect directors to fill such vacancies, if any, in the Board as may then exist up sufficient to constitute a majority of the directors.

(iv) Unless the Holder Majority shall have previously exercised their right to elect directors in accordance with this this Section 10(b), the Corporation shall, by action of the Chairman of the Board, the Chief Executive Officer, the President, the Board or the written order of a majority of the Board in accordance with the Bylaws, promptly call a special meeting of the stockholders of the Corporation for such purpose. Notice of such meeting and of any annual meeting at which the Holder Majority is entitled to vote pursuant to this Section 10(b) shall be given to each holder of record of Common Stock and Preferred Stock of the Corporation in accordance with the Certificate and the Bylaws.

(v) Any Series X Preferred Director shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. Any vacancy in the Board of a seat entitled to be filled by the Holder Majority under this Section 10(b) may be filled by (A) the vote of a majority of the Series X Preferred Directors then remaining in office or by a sole remaining Series X Preferred Director (in each case, even if less than a quorum) or (B) the Holder Majority. Series X Preferred Directors may be removed with or without cause, in each case only by the Holder Majority.

(vi) At least one Series X Preferred Director shall be appointed to each committee of the Board (subject to applicable listing requirements regarding director independence and to the independence requirements under Rule 10A-3).

(vii) Any director elected or entitled to be elected as provided in Section 10(b)(i) may be removed with or without cause by, and only by, the affirmative vote or written consent of the Holder Majority given either at a special meeting of holders of Series X Preferred duly called for that purpose or, to the extent permitted by the Certificate and the Bylaws, pursuant to a written consent of such stockholders. If at any time the holders of shares of Series X Preferred fail to elect a sufficient number of directors to fill the directorships to which they are entitled hereunder, then any such directorship not so filled shall remain vacant until such time as the Holder Majority elect(s) a person to fill such directorship in accordance with this Section 10(b), and no such directorship may be filled by stockholders of the Corporation other than by the Holder Majority in accordance with this Section 10(b).

(viii) To the extent permitted by Applicable Law and the Bylaws, any director elected or entitled to be elected as provided in Section 10(b)(i)(B) (including the proviso related thereto) may be removed with or without cause by a majority of the members of the Board that are not Series X Preferred Directors following the discontinuance of all Events of Noncompliance related to a Major Event or Medium Event.

(c) Consent Rights. So long as any shares of Series X Preferred are outstanding, the Corporation shall not, either directly or indirectly (including by amendment, merger, consolidation, recapitalization, reclassification, or otherwise), enter into, commit to or effect, or permit any of its Subsidiaries to enter into, commit to or effect, any of the following without the written consent of the Holder Majority, and any such act or transaction entered into without such consent (in addition to any other vote required by law or the Certificate) shall be null and void ab initio, and of no force or effect:

(i) effect any Fundamental Event that does not result in the payment of the entirety of the applicable Series X Redemption Price payable in respect of all outstanding shares of Series X Preferred;

(ii) amend, alter or repeal any provision of the Certificate (including this Certificate of Designations) or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series X Preferred;

(iii) increase or decrease the authorized number of shares of Series X Preferred;

(iv) create, authorize or issue any class, series or shares of (A) Parity Stock or (B) capital stock ranking either in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation prior to the Series X Preferred;

(v) create, or authorize the creation of, or issue, or authorize the issuance of, any Indebtedness security or incur other Indebtedness, other than (A) the Corporation’s existing secured Indebtedness and the refinancing of such Indebtedness (on the same or better terms and for the same or lesser amount), (B) the incurrence of other Indebtedness provided that, after giving pro forma effect to such incurrence, the Total Net Leverage Ratio shall not exceed three times (3.0x) and (C) Indebtedness, the proceeds from which are used for the payment of the entirety of the applicable Series X Redemption Price payable in respect of all outstanding shares of Series X Preferred;

(vi) except as permitted under Section 4(d), purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (A) redemptions of or dividends or distributions on the Series X Preferred as expressly authorized herein, (B) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (C) dividends or other distributions payable from a Subsidiary of the Corporation to the Corporation or another Subsidiary of the Corporation, and (D) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at (i) the lower of the original purchase price or the then current fair market value thereof or (ii) upon the terms of existing arrangements with such persons (“Permitted Repurchases”);

(vii) create, sell, transfer or otherwise dispose of any capital stock of any Subsidiary of the Corporation, or permit any direct or indirect Subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such Subsidiary, other than to the Corporation or a wholly owned Subsidiary or in connection with a Fundamental Event that results in the payment of the entirety of the applicable Series X Redemption Price payable in respect of all outstanding shares of Series X Preferred;

(viii) change the business purpose of the Corporation and its Subsidiaries, including the Corporation or any Subsidiary becoming registered as a bank holding company under the Bank Holding Company Act of 1956, or becoming a federally or state-chartered banking organization;

(ix) initiate or accept any Insolvency Event;

(x) (A) reclassify, alter or amend any existing Parity Stock if such reclassification, alteration or amendment would render such other security senior to the Series X Preferred in respect of any such right, preference, or privilege or (B) reclassify, alter or amend any existing Junior Stock if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series X Preferred in respect of any such right, preference or privilege;

(xi) enter into any transaction or series of transactions for the sale, assignment, license, lease, pledge or encumbrance or other disposition of material technology or intellectual property of the Corporation or any of its Subsidiaries other than licenses granted in the ordinary course of business or in connection with a Fundamental Event that results in the payment of the entirety of the applicable Series X Redemption Price payable in respect of all outstanding shares of Series X Preferred;

(xii) settle, compromise, resolve or dismiss any litigation, arbitration or administrative proceeding (i) with respect to an action for injunctive relief against the Corporation or any of its Subsidiaries, (ii) relating to a criminal matter against the Corporation or any of its Subsidiaries, or (iii) involving alleged damages payable by the Corporation or any of its Subsidiaries exceeding twenty-five million dollars ($25,000,000); provided that the Corporation’s failure to effect such settlement, compromise, resolution or dismissal as a result of the Holder Majority not providing consent thereto shall not otherwise result in a Minor Event, Medium Event or Major Event, as applicable; or

(xiii) enter into any agreement or otherwise agree to do any of the foregoing.

Section 11. Springing Liquidity Process Rights.

(a) Liquidity Transaction. Upon (x) the occurrence of an Event of Noncompliance related to a Major Event that has continued for ninety (90) days (provided that, with respect to the occurrence of an Event of Noncompliance related to a Major Event described in clauses (i), (ii) or (iii)(A) of the definition of Event of Noncompliance (A) following the consummation of the Mergers and (B) occurring and continuing prior to the 8th (eighth) anniversary of the Original Issue Date, if the Board has a reasonable and good faith basis to expect that the Corporation shall be able to enter into a Liquidity Transaction during the one hundred eighty (180) day period following such occurrence without the occurrence of an Insolvency Event (for this purpose, without regard to the exercise of any of the rights or remedies of a holder of Series X Preferred), such ninety (90) day period shall be increased to one hundred eighty (180) days (disregarding for purposes of calculating such period any other cure periods applicable to such Event of Noncompliance)) or (y) the occurrence of an Event of Noncompliance related to a Medium Event (subject to the limitations set forth in Section 7(a)), and in each of (x) and (y) for so long as such Event of Noncompliance is continuing (following the termination of the periods referenced in this Section 11(a), the “Liquidity Period”), the Holder Majority shall have the right to cause the Corporation (or any successor entity) to diligently pursue (each of clauses (i) through (iv), a “Liquidity Transaction”):

(i) an issuance of any Securities (which may be Indebtedness, Common Stock, Preferred Stock or other Securities);

(ii) a transaction or series of transaction would constitute a Liquidation Event or a merger, reorganization, consolidation, sale of assets of the Corporation (or any successor entity) or other similar transaction or series of transactions;

(iii) a leveraged recapitalization or other financing transaction; or

(iv) any other transaction or series of transactions;

in each of the foregoing clauses (i) through (iv), resulting in sufficient proceeds available for distribution to the holders of Series X Preferred to pay the entirety of the applicable Series X Redemption Price payable in respect of all then outstanding shares of Series X Preferred. For the avoidance of doubt, if a Liquidity Period has commenced due to the occurrence of an Event of Noncompliance and the Corporation has cured such Event of Noncompliance, the Corporation may discontinue the related Liquidity Transaction and the Corporation shall no longer be required to pursue a Liquidity Transaction on account of such Event of Noncompliance. If the Corporation shall have entered into a definitive agreement in respect of a Liquidity Transaction during any of the periods referenced in this Section 11(a), then such period shall be extended by an additional ninety (90) days to the extent required for the Corporation to obtain any necessary regulatory or other material approvals for the consummation of such Liquidity Transaction pursuant to its terms prior to the commencement of a Liquidity Period.

(b) Required Actions. During the Liquidity Period, the Corporation shall (i) use its reasonable best efforts to cause the management of the Corporation to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable to effect a Liquidity Transaction; (ii) engage an independent financial advisor (the “Financial Advisor”) approved by the Holder Majority (such approval not to be unreasonably withheld, conditioned or delayed) to facilitate a Liquidity Transaction (at the sole cost and expense of the Corporation); (iii) keep the holders of shares of Series X Preferred reasonably informed of the status, details and terms of any proposed Liquidity Transaction; and (iv) not enter into any Liquidity Transaction without the affirmative consent of the Holder Majority (unless such transaction shall result in the payment in the entirety of the Series X Redemption Price payable in respect of all outstanding shares of Series X Preferred).

(c) Process. During the Liquidity Period, the Corporation shall direct the Financial Advisor to establish procedures to effect a Liquidity Transaction in an orderly manner with the objective of achieving the highest available value for the Corporation within a reasonable period of time and the payment of the entire Series X Redemption Price payable in respect of all outstanding shares of Series X Preferred. The Corporation shall cause the Liquidity Transaction to be conducted in accordance with such procedures and under the direction of the Corporation and the Holder Majority, and the Corporation and the Board will reasonably cooperate with the Holder Majority and the Financial Advisor, and will use reasonable best efforts to, subject to any stockholder approvals (to the extent required by Applicable Law), effect the Liquidity Transaction, including by (in each case as appropriate in light of the circumstances): (i) preparing a data room containing customary diligence materials and a confidential information memorandum, (ii) preparing and attending management presentations, (iii) responding to due diligence inquiries, (iv) providing potential acquirors, investors, underwriters and/or their respective representatives with access to the Corporation’s books and records and personnel (subject to executing customary non-disclosure agreements), (v) requesting receipt of indications of interest from potential acquirors or investors, (vi) reviewing and considering in good faith any offers received from potential acquirors or investors, and (vii) negotiating reasonably, and in good faith, the terms of any potential Liquidity Transaction. The Corporation shall instruct its legal counsel to prepare all necessary documentation in connection with the Liquidity Transaction.

(d) Controlled Process. Immediately following the commencement of a Liquidity Transaction process (the “Springing Control Rights Period”), the Holder Majority shall also have the right, exercisable by giving written notice to the Corporation at any time during the Springing Control Rights Period, to take control of and direct the process with respect to a Liquidity Transaction and to cause the Corporation to consummate, subject to any requisite stockholder approvals (to the extent required by Applicable Law), any such Liquidity Transaction in an orderly manner with the objective of achieving the redemption in full of the shares of Series X Preferred at a price per share at least equal to the Series X Redemption Price (such process, a “Controlled Process”) until the Springing Control Rights Period concludes; provided that the Holder Majority shall keep the Corporation reasonably informed of the status, details and terms of any proposed Liquidity Transaction and provide the Corporation with copies of any documents prepared or received in connection with any proposed Liquidity Transaction and promptly notify the Corporation in writing of any material developments. In addition to any action required pursuant to Section 11(c), the Corporation shall, and shall cause the management of the Corporation and its controlled Affiliates to, reasonably cooperate with the Holder Majority and the Financial Advisor and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or desirable to effect a Liquidity Transaction in connection with the Controlled Process.

(e) Proceeds of Liquidity Transaction. The proceeds of any Liquidity Transaction shall be used and applied by the Corporation in accordance with the Certificate, subject to the rights of the holders of the shares of Series X Preferred to receive payment of the Series X Redemption Price applicable to shares of Series X Preferred in priority and in preference to holders of any other outstanding capital stock of the Corporation as set forth herein.

(f) Further Assurances. During the Liquidity Period, the Corporation shall take or cause to be taken all actions and do, or cause to be done, all things reasonably necessary or reasonably desirable in order to expeditiously consummate such Liquidity Transaction pursuant to this Section 11 and any related transactions, including executing, acknowledging and delivering agreements (including any equity purchase agreement or similar agreement or any customary voting agreement to support and not object to such Liquidity Transaction), consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; exercising any drag along rights, proxies, and otherwise reasonably cooperating with the Holder Majority and any Financial Advisor or legal counsel engaged in connection with a Liquidity Transaction.

(g) Expenses. (i) All costs and expenses incurred by the Corporation in connection with any proposed Liquidity Transaction pursuant to this Section 11 (whether or not such Liquidity Transaction is consummated), including all attorneys’ fees and expenses, all accounting fees and charges and all brokerage or investment banking fees, charges or commissions, shall be paid by the Corporation and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Corporation in connection with any Controlled Process (whether or not a Liquidity Transaction is consummated pursuant thereto), including all reasonable and documented attorneys’ fees and expenses, all accounting fees and charges and all brokerage or investment banking fees, charges or commissions of a single investment bank, shall be paid by the Corporation.

Section 12. Springing Series X Rights. During the Liquidity Period, the Corporation shall not, and shall not permit any Subsidiaries to, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without (in addition to any other vote required by law, the Bylaws or Certificate) the written consent of the Holder Majority (unless such actions result in the payment of the entirety of the applicable Series X Redemption Price payable in respect of all outstanding shares of Series X Preferred, in which case no such consent shall be required), and any such act of transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a) enter into any transaction or series of transactions for the purchase, license, lease or other acquisition of any other Person (including the capital stock of such Person) or any assets constituting a business, unit or division thereof;

(b) enter into any agreement that would allow the Corporation or any such Subsidiary to incur Indebtedness (unless the net proceeds of such Indebtedness are used or applied to redeem all outstanding shares of Series X Preferred at the then applicable Series X Redemption Price);

(c) consummate any repurchases or distributions with respect to its capital stock, other than Permitted Repurchases; or

(d) fail to utilize any Surplus Cash to repurchase shares of Series X Preferred, unless so doing would cause the Corporation to violate Applicable Law or the terms of any notes, credit facilities or other instruments of Indebtedness to which the Corporation is subject as of the Original Issue Date.

Section 13. No Fractional Shares. No fractional shares of Series X Preferred shall be issued.

Section 14. Record Holders. To the fullest extent permitted by Applicable Law, the Corporation and the transfer agent for the Series X Preferred, if any, may deem and treat the record holder of any share of Series X Preferred as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 15. Notices. All notices, requests or communications in respect of the Series X Preferred shall be in writing and delivered in person or by overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, by email (with confirmation of receipt requested from the recipient) or delivered in such other manner as may be permitted in this Certificate of Designations or by Applicable Law or, with respect to any notice, request or other communication to the Corporation, in the Certificate or Bylaws.

Section 16. Other Rights. The shares of Series X Preferred will not have any voting powers, preferences or relative, participating, optional, preemptive, conversion or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate.

Section 17. Certificates. Shares of Series X Preferred shall be issued in uncertificated, book-entry form.

Section 18. Restatement of Certificate. On any restatement of the Certificate, Section 1 through Section 17 of this Certificate of Designations shall be included in Article Fourth of the Certificate under the heading “Series X Preferred Stock” and this Section 18 may be omitted. If the Board so determines, the numbering of Section 1 through Section 17 may be changed for convenience of reference or for any other proper purpose.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series X Preferred Stock to be duly executed this day of [•].

ASPIRATION, INC.

By:
Name:
Title:

[Signature Page — Certificate of Designations of Series X Preferred Stock]